Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Datadog, Inc.

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class A Common Stock, par value $0.00001 per share, 2019 Equity Incentive Plan	Other(2)	31,627,763(4)	$73.98(2)	$2,339,821,906.74	$0.0001102	$257,848.38

Fees to be Paid	Equity	Class A Common Stock, par value $0.00001 per share, 2019 Employee Stock Purchase Plan	Other(3)	6,325,552(5)	$62.89(3)	$397,813,965.28	$0.0001102	$43,839.10

	Total Offering Amounts			37,953,315	–	$2,737,635,872.02	–	$301,687.48

	Total Fees Previously Paid				–	–	–	–

	Total Fee Offsets				–	–	–	–

	Net Fee Due				–	–	–	$301,687.48

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock.

(2)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on March 2, 2023.

(3)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on March 2, 2023, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”).

(4)

Represents an automatic annual increase equal to: (i) 5% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on December 31, 2021; and (ii) 5% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on December 31, 2022, in each case, which annual increase is provided by the Registrant’s 2019 Equity Incentive Plan.

(5)

Represents an automatic increase equal to: (i) 1% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on December 31, 2021; and (ii) 1% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on December 31, 2022, in each case, which annual increase is provided by the 2019 ESPP.